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                                 -Company Letterhead-


                                          November 21, 1997

Dresser Industries, Inc.
2001 Ross Avenue
Dallas, Texas  75201

Ladies and Gentlemen:

    This opinion of counsel is given in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by Dresser Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 185,301 shares of common stock of the Company (which includes 135,300 shares of common stock registered but not issued in connection with the Dresser Industries, Inc. 1989 Director Retirement Plan) to be issued pursuant to the Company's Stock Based Compensation Arrangement of Non-Employee Directors (the "Compensation Arrangement") and the Company's Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan").

    As Vice President-Corporate Counsel and Secretary of the Company, I am familiar with the affairs of the Company, including the action taken by the Company in connection with the Compensation Arrangement and the Deferred Compensation Plan (together, the "Plans") and the common stock expected to be issued thereunder.

    Based upon the foregoing, it is my opinion that the 185,301 shares of common stock of the Company, when issued and delivered in accordance with the terms of the Plans and applicable Delaware General Corporation Law, will be duly authorized, validly issued, fully paid and nonassessable.

    I hereby consent to the use of this opinion as an exhibit to the above referenced Registration Statement.

                             Very truly yours,

                             /s/ REBECCA R. MORRIS
                             --------------------------------------
                             Rebecca R. Morris
                             Vice President-Corporate Counsel and Secretary